SHARE REPURCHASE AGREEMENT

This SHARE REPURCHASE AGREEMENT (this “Agreement”) is made as of November 2, 2018 by and between MagneGas Applied Technology Solutions, Inc., a Delaware corporation (the “Company”) and Global Alpha, LLC, a Florida limited liability company (the “Selling Stockholder”).

RECITALS

WHEREAS, the Selling Stockholder desires to sell an aggregate of 1,000,000 shares of Series A Preferred Stock, par value $0.001 per share, of the Company (the “Preferred Stock”).

WHEREAS, the Company desires to purchase all of the Preferred Stock from the Selling Stockholder.

WHEREAS, after due consideration, the Board of Directors of the Company has approved the transaction contemplated hereby.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. For purposes of this Agreement, the terms defined in the RECITALS have the respective meanings ascribed to them therein, and the following terms have the meanings set forth below:

“Action” means any action, suit, proceeding, claim, arbitration, litigation or investigation, at law or in equity, in each case by or before any Person.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.

“Business Day” means any day other than Saturday, Sunday or any day on which the Commission or New York Stock Exchange is closed due to public holiday.

“Commission” means the U.S. Securities and Exchange Commission.

“Control” (and its derivatives) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting equity interests, as trustee or executor, by contract or otherwise.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

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“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, writ, decree, permit, license or other requirement or rule of law of any Governmental Authority.

“Lien” means any mortgage, lien, pledge, claim, charge, security interest, adverse claim, transfer restriction or encumbrance of any kind, other than restrictions under federal or state securities laws.

“Material Adverse Effect” means any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to materially delay or prevent the consummation of the transaction contemplated by this Agreement.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, certificate of formation, bylaws, memorandum or articles of incorporation, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Person” means any individual, corporation, partnership, limited liability company, trust, unincorporated association, Governmental Authority or any agency, instrumentality or political subdivision of any governmental entity, or any other entity or body.

ARTICLE 2

PURCHASE AND SALE

Section 2.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, and in reliance on the representations, warranties and agreements set forth in this Agreement, at the Closing, (i)       the Selling Stockholder shall sell, transfer and deliver the Preferred Stock to the Company, free and clear of all Liens and (ii) the Company shall purchase and acquire the Preferred Stock from the Selling Stockholder, in each case in exchange for the payment by the Company, pursuant to Section 2.02, of an amount equal to (a) $1,000,000 cash (“Cash Payment”) and (b) 5,000,000 shares of the Company’s restricted common stock, par value $0.001 (“Equity Payment”), priced at the closing trading price of the Company’s common stock as set forth on www.nasdaq.com on the Closing Date (“Share Price”) to such Selling Stockholder on the Closing Date (defined below). The Cash Payment and the Equity Payment are collectively referred to herein as the “Purchase Price”.

Section 2.02. Closing. The closing of the transaction contemplated hereby (the “Closing”) shall take place by the remote exchange of documents on [November 1, 2018], or if later, on such date and time as may be mutually agreed to by the Selling Stockholder and the Company after satisfaction or waiver of all conditions set forth in Article 5 (the “Closing Date”). At the Closing:

(a) The Company shall deliver to the Selling Stockholder such Selling Stockholder’s Cash Payment portion of the Purchase Price by wire transfer of immediately available federal funds to an account designated by such Selling Stockholder.

(b) The Company shall also issue to the Selling Stockholder the Equity Payment portion of the Purchase Price. The Company will provide the Selling Stockholder with a copy of the Company’s transfer agent instructions and Board of Directors resolution authorizing the issuance of the Equity Payment. The Selling Stockholder agrees that any delay in receiving its physical stock certificate from the Company’s transfer agent will not invalidate or delay the Closing.

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(c) Upon receipt of the federal reference number for the wire of the Cash Payment and the documents listed in Section 2.02(b) evidencing the Equity Payment, the Selling Stockholder shall cause the Stock Power included on the signature page hereto to be delivered to the Company, which delivery shall constitute receipt of the Purchase Price and furnish any other documents reasonably requested by the Company in order to effect the transaction contemplated hereby.

Section 2.03. Equity Payment Adjustment. The Company agrees that if, on the twelve (12) month anniversary of the Closing Date, the aggregate value of the shares comprising Equity Payment is less than the aggregate value of the shares received on the Closing Date, the Company will issue to the Selling Stockholder that number of shares of restricted common stock to eliminate the lost value (“Catch-Up Issuance”). In the event the Selling Stockholder sells any portion of the shares constituting the Equity Payment prior to the twelve (12) month anniversary of the Closing Date, the value received for the sale of such shares will be included in the aggregate value determination for purposes of determining whether a Catch-Up Issuance is required. The Selling Stockholder will be required to provide the Company with any and all trade confirmations from its broker or a signed representation and warranty that no shares comprising the Equity Payment have been sold prior to the Company being required to make a Catch-Up Issuance. Any Catch-Up Issuance will be capped at 50% of the value of the shares comprising the Equity Payment on the Closing Date.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLING STOCKHOLDER

The Selling Stockholder represents and warrants to the Company as of the date of this Agreement and as of the Closing Date as follows:

Section 3.01. Existence; Authorization. Such Selling Stockholder is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, as applicable. Such Selling Stockholder has the requisite power and authority to enter into, execute and deliver this Agreement, to perform all of the obligations to be performed by it hereunder, and to consummate the transaction contemplated hereby. Carla Santilli has full authority and authorization to execute and deliver this Agreement and the Stock Power on behalf of the Selling Stockholder. This Agreement has been duly authorized, executed and delivered by it, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding obligation of such Selling Stockholder, enforceable against it in accordance with its terms and conditions, except (i) as such enforcement is limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally and (ii) for limitations imposed by general principles of equity.

Section 3.02. No Conflicts. None of the execution, delivery or performance by such Selling Stockholder of this Agreement, nor the consummation of the transaction contemplated hereby by such Selling Stockholder will conflict with, result in the breach of, constitute a default under or accelerate the performance required by the terms of: (i) any Organizational Document of such Selling Stockholder; (ii)       any judgment, order writ, decree, permit or license of any court or government, governmental or regulatory agency to which such Selling Stockholder or its assets may be subject; (iii) any Law; (iv) any other contract, agreement, commitment or instrument to which such Selling Stockholder is a party or by which any of its assets are bound; or (v) constitute an event which, with or without due notice, the passage of time or action by a third party, would result in any of the foregoing, except, with respect to clauses (ii) through (v), in any case where such conflict, breach, default or acceleration would not reasonably be expected to have a Material Adverse Effect. Assuming the accuracy of the representations and warranties set forth in Article 4, the execution and delivery of this Agreement by such Selling Stockholder and the performance and consummation of the transaction contemplated hereby do not require any registration, filing (except for filings pursuant to the Securities Exchange Act of 1934), qualification, consent, authorization or approval under any Law. Neither the execution and delivery of this Agreement nor the performance or consummation of the transaction contemplated hereby by such Selling Stockholder will result in the creation of any Lien upon any of the Preferred Stock.

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Section 3.03. Ownership of Preferred Stock. Such Selling Stockholder owns all right title and interest (legal and beneficial) in and to the Preferred Stock being sold by such Selling Stockholder hereunder. Upon the Closing, the Company will acquire marketable title to such Preferred Stock free and clear of all Liens other than any Liens created by the Company.

Section 3.04. Litigation. There is no Action pending or, to the knowledge of such Selling Stockholder, threatened in writing against such Selling Stockholder or its Affiliates which, if adversely determined, would prevent the consummation of the transaction contemplated by this Agreement. There is no Action by such Selling Stockholder pending or threatened against any other Person relating to the Shares owned by such Selling Stockholder.

Section 3.05. Sophistication of Selling Stockholder. Such Selling Stockholder (either alone or together with its advisors) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the transaction contemplated by this Agreement. The Selling Stockholder has had the opportunity to ask questions and receive answers concerning the terms and conditions of such transaction as it has requested. The Selling Stockholder has received all information that it believes is necessary or appropriate in connection with the transaction contemplated by this Agreement. The Selling Stockholder acknowledges that it has not relied upon any express or implied representations or warranties of any nature made by or on behalf of the Company, whether or not any such representations, warranties or statements were made in writing or orally, except as expressly set forth for the benefit of the Selling Stockholder in this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Selling Stockholder, as of the date of this Agreement and as of the Closing Date as follows:

Section 4.01. Existence; Authorization. The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite power and authority to enter into, execute and deliver this Agreement, to perform all of the obligations to be performed by it hereunder, and to consummate the transaction contemplated hereby. This Agreement has been duly authorized, executed and delivered by it, and, assuming due authorization, execution and delivery by the Selling Stockholder, this Agreement constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms and conditions, except (i) as such enforcement is limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally and (ii) for limitations imposed by general principles of equity.

Section 4.02. No Conflicts. None of the execution, delivery or performance by the Company of this Agreement, nor the consummation of the transaction contemplated hereby by the Company will conflict with, result in the breach of, constitute a default under or accelerate the performance required by the terms of: (i) any Organizational Document of the Company; (ii) any judgment, order writ, decree, permit or license of any court or government, governmental or regulatory agency to which the Company or its assets may be subject; (iii) any Law; (iv) any other contract, agreement, commitment or instrument to which the Company is a party or by which any of its assets are bound; or (v) constitute an event which, with or without due notice, the passage of time or action by a third party, would result in any of the foregoing, except, with respect to clauses (ii) through (v), in any case where such conflict, breach, default or acceleration would not reasonably be expected to have a Material Adverse Effect. Assuming the accuracy of the representations and warranties set forth in Article 3, the execution and delivery of this Agreement by the Company and the performance and consummation of the transaction contemplated hereby do not require any registration, filing (except for filings pursuant to the Securities Exchange Act of 1934), qualification, consent or approval under any such Law.

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Section 4.03. Litigation. There is no Action pending, or to the knowledge of the Company, threatened against the Company or its Affiliates which, if adversely determined, would prevent the consummation of the transaction contemplated by this Agreement.

ARTICLE 5
CONDITIONS TO CLOSING

Section 5.01. Conditions to Obligation of the Company. The obligations of the Company to consummate the transaction contemplated by this Agreement at the Closing are subject to each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Selling Stockholder contained in this Agreement shall be true and accurate as of the Closing Date.

(b) Legal Proceedings. No order of any nature issued by a court of competent jurisdiction restraining, prohibiting or affecting the consummation of the transaction contemplated by this Agreement (a “Court Order”) shall be in effect, and no claim, suit, action, investigation, inquiry or other proceedings by any Governmental Authority or other person (a “Governmental Proceeding”) shall be pending or threatened which questions the validity or legality of the transaction contemplated by this Agreement or prohibits the consummation of the Closing.

Section 5.02. Conditions to Obligation of the Selling Stockholder. The obligations of the Selling Stockholder to consummate the transaction contemplated by this Agreement at the Closing are subject to each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and accurate as of the Closing Date.

(b) Legal Proceedings. No Court Order shall be in effect, and no Governmental Proceeding shall be pending or threatened which questions the validity or legality of the transaction contemplated by this Agreement or prohibits the consummation of the Closing.

ARTICLE 6

Mutual Release

Section 6.01. Release by Selling Stockholder. For and in consideration of the Company’s delivery of the Purchase Price, the Selling Stockholder does hereby irrevocably and unconditionally release, acquit and forever discharge the Company its officers, directors, employees, consultants, agents and attorneys (“Released Parties”) from any and all past and present claims or future claims, debts, demands, actions, causes of action, suits, damages and expenses (hereafter referred to as “claims”), known or unknown, fixed or contingent, which were asserted or could have been asserted in relation to the Preferred Stock or any common stock held by the Selling Stockholder or any Affiliate thereof, or which could hereafter be asserted by the Selling Stockholder against the Released Parties with respect to any matter of any kind or nature whatsoever which arose, occurred or accrued prior to the effective date of this Agreement, whether presently known or unknown, including, without limitation, all claims sounding in tort, violation of public policy, breach of contract, or state statute; provided, except as otherwise stated herein, nothing contained herein is intended to release the Company from any of its obligations under this Agreement.

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Section 6.02. Release by the Company. For and in consideration of the agreements set forth herein, and as an inducement of the Selling Stockholder to give same, the Company, hereby irrevocably and unconditionally releases, acquits and forever discharges the Selling Stockholder from any and all past and present claims or future claims, debts, demands, actions, causes of action, suits, damages and expenses (hereafter referred to as “claims”), known or unknown, fixed or contingent, which were asserted or could have been asserted in relation to the Preferred Stock or any common stock held by the Selling Stockholder as of the Closing Date, or which could hereafter be asserted by the Company against the Selling Stockholder with respect to any matter of any kind or nature whatsoever which arose, occurred or accrued prior to the effective date of this Agreement, whether presently known or unknown, including, without limitation, all claims sounding in tort, violation of public policy, breach of contract, or state statute; provided nothing contained herein is intended to release the Selling Stockholder from any of its obligations under this Agreement.

ARTICLE 7

Voting Agreement

Upon receipt of the Equity Payment, the Selling Stockholder will be deemed a shareholder of the Company and will be the beneficial owner of 5,000,000 shares of restricted common stock of the Company, par value $0.001 (“Common Stock”). As a further inducement to the Company for entering into this Agreement, the Selling Stockholder agrees that for a period of twenty-four (24) months from the Closing Date, that it will vote its shares of Common Stock, at any meeting of the shareholders of the Company, or otherwise, in accordance with any recommendation made by the Company’s Board of Directors for any such proposal or other corporate action. Furthermore, the Selling Stockholder agrees, ratifies confirms that any shareholder action taken by it in its capacity as the Company’s majority shareholder prior to the Closing Date was validly approved and delivered to the Company in accordance with its Organizational Documents and Delaware law.

ARTICLE 8
GENERAL PROVISIONS

Section 8.01. Standstill. In furtherance of the release contained in Section 6.01, the Selling Stockholder agrees that for a period of twenty-four (24) months from the Closing Date, neither it nor its Affiliates will institute, level or make any legal claim, legal or regulatory assertion, defamatory or disparaging statement or otherwise do anything to harm or injure the Company, its officers, directors or Affiliates in any manner whatsoever.

Section 8.02. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by the Selling Stockholder or the Company without the prior written consent of the Company or the Selling Stockholder, as the case may be, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement and all of its provisions shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

Section 8.03. No Broker. No party has engaged any third party as broker or finder or incurred or become obligated to pay any broker’s commission or finder’s fee in connection with the transaction contemplated hereby.

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Section 8.04. Amendment; Waiver. This Agreement may be amended or waived only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party or parties against whom the waiver is sought to be enforced. Any failure of the Company to comply with any obligation, agreement or condition under this Agreement may only be waived in writing by the Selling Stockholder, and any such failure by the Selling Stockholder may only be waived in writing by the Company, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by a party to take any action against any breach of this Agreement or default by the other party shall constitute a waiver of such party’s right to enforce any provision of this Agreement or to take any such action.

Section 8.05. Notice. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile or electronic mail to the recipient. Such notices, demands and other communications will be sent to the address indicated below:

To the Selling Stockholder:

Global Alpha, LLC

90 Eastwinds Court

Palm Harbor, FL 34683

Attention: Carla Santilli

With a copy to (which shall not constitute notice):

Law Office of Clifford J. Hunt, P.A.

8200 Seminole Blvd.

Seminole, FL 33772

Attention: Clifford J. Hunt, Esq.

Telephone: 727-471-0444

Facsimile No: 727-471-0447

Email Address: cjh@huntlawgrp.com

To the Company:

MagneGas Applied Technology Solutions, Inc.

11885 44th Street N.

Clearwater, FL 33762

Attention: General Counsel

Section 8.06. Third Parties. Except as specifically set forth or referred to in this Agreement, nothing in this Agreement, expressed or implied, is intended, or shall be construed, to confer upon or give to any person or entity other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

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Section 8.07. Governing Law; Waiver of Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. The Selling Stockholder hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the Borough of Manhattan in the City of New York, New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or thereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The parties consent to the jurisdiction and venue of the foregoing courts and consent that any process or notice of motion or other application to any of said courts or a judge thereof may be served inside or outside the State of New York or the Southern District of New York by registered mail, return receipt requested, directed to the party being served at its address set forth on the signature ages to this Agreement (and service so made shall be deemed complete three (3) days after the same has been posted as aforesaid) or by personal service or in such other manner as may be permissible under the rules of said courts. Each of the Company and the Selling Stockholder irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in such a court and any claim that suit, action, or proceeding has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

Section 8.08. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements, promises, covenants, arrangements, communications, term sheets, memoranda of understanding, letters of intent, representations or warranties, whether oral or written, by any party or any officer, employee or representative of any party.

Section 8.09. Further Assurances. Each of the Company and the Selling Stockholder shall execute and deliver such additional documents and instruments and shall take such further action as may be necessary or appropriate to effectuate fully the provisions of this Agreement.

Section 8.10. Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby.

Section 8.11. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in the applicable jurisdiction, and this Agreement shall be reformed to the minimum extent necessary so that this Agreement may be construed and enforced in such jurisdiction to the maximum extent that such illegal or unenforceable provision may be enforced.

Section 8.12. Headings; Interpretation. The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not constitute a part of or affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used in this Agreement shall be deemed in each case to be followed by the words “without limitation.” Defined terms used in this Agreement shall have the same meaning whether defined or used herein in the singular or the plural, as the case may be. Each party hereto acknowledges that it has reviewed this Agreement prior to its execution and that changes were made to this Agreement based upon its comments. If any disputes arise with respect to the interpretation of any provision of this Agreement, the provision shall be deemed to have been drafted by all of the parties and shall not be construed against any party on the basis that the party was responsible for drafting that provision.

Section 8.13. Counterparts. This Agreement may be executed in two or more identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and portable document format (.pdf) copies of this Agreement shall have the same force and effect as an original.

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IN WITNESS WHEREOF, the parties have executed this Share Repurchase Agreement as of the date first above written.

COMPANY:

MAGNEGAS APPLIED TECHNOLOGY SOLUTIONS, INC.

By:	/s/ Scott Mahoney
Name:	Scott Mahoney
Title:	Chief Financial Officer

SELLING STOCKHOLDER:

GLOBAL ALPHA, LLC

By:	/s/ Carla Santilli
Name:	Carla Santilli
Title:	Managing Member

STOCK POWER

FOR VALUE RECEIVED, the undersigned hereby assigns and transfers unto MagneGas Applied Technology Solutions, Inc. ONE MILLION shares of Series A Preferred Stock, par value $0.001 per share, of MagneGas Applied Technology Solutions, Inc., a Delaware corporation (the “Stock”), standing in the name of the undersigned on the books of said corporation and does hereby irrevocably constitute and appoint Scott Mahoney, Chief Financial Officer of MagneGas Applied Technology Solutions, Inc. as the undersigned’s true and lawful attorney, for it and its name and stead, to sell, assign and transfer all or any of the Stock on the books of said corporation, and for that purpose to make and execute all necessary acts of assignment and transfer thereof, and to substitute one or more persons with like full power, hereby ratifying and confirming all that said attorney or substitute or substitutes shall lawfully do by virtue hereof.

SELLING STOCKHOLDER:

GLOBAL ALPHA, LLC

By:	/s/ Carla Santilli
Name:	Carla Santilli
Title:	Managing Member

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